Exhibit 12.1

Simmons Associates Ltd.

4 Richmond Square, Suite 102, Providence, RI 02906

Telephone (401) 272-5800 xt 100  Telecopier (401) 272-5858

Web:www.simmonsltd.com

41 Bellevue Avenue, Newport RI 02840

(401) 272-5800

Admitted in Massachusetts and Rhode Island

August 15, 2024

Board of Directors

C3 Bullion, Inc.

875 N. Michigan Avenue, Suite 3100

Chicago, IL 60611

Gentlemen:

We have acted, at your request, as special counsel to C3 Bullion, Inc., a Delaware corporation, (“C3B”) for the purpose of rendering an opinion as to the legality of 8,000,000 shares of C3B common stock, par value $0.001 per share to be offered and distributed by C3B (the “Shares”), pursuant to an Offering Statement filed under Regulation A+ of the Securities Act of 1933, as amended, by C3B with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering our opinion herein, while we are not licensed to practice in the State of Delaware, have reviewed statutes of the State of Delaware, to the extent we deem relevant to the matter opined upon herein, certified or purported true copies of the Certificate of Incorporation of C3B and all amendments thereto, the By-Laws of C3B, selected proceedings of the board of directors of C3B authorizing the issuance of the Shares, certificates of officers of C3B, and such other documents of C3B and of public officials as we have deemed necessary and relevant to the matter opined upon herein. We have assumed, with respect to persons other than directors and officers of C3B, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is our opinion that the Shares are duly authorized and when, as and if issued and delivered by C3B against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

We have not been engaged to examine, nor have we examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and we express no opinion with respect thereto. Our foregoing opinion is strictly limited to matters of Delaware corporation law; and we do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than, as specified herein.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/Simmons Associates, Ltd./